EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 97 to the Registration Statement No. 2-22019 on Form N-1A of our reports dated October 17, 2006 relating to the financial statements and financial highlights of Eaton Vance Growth Trust (the "Trust"), including Greater China Growth Portfolio and Eaton Vance Greater China Growth Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended August 31, 2006 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Other Service Providers-Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

December 21, 2006 Boston, Massachusetts